Exhibit 5.2

Goodmans LLP Bay Adelaide Centre - West Tower 333 Bay Street, Suite 3400 Toronto, ON M5H 2S7 Canada Tel: 416.979.2211 Fax: 416.979.1234 goodmans.ca

Docebo Inc.

366 Adelaide Street – West Suite 701

Toronto, ON M5V 1R9

Canada

Re: Docebo Inc.

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Docebo Inc. on December 1, 2020, as such may thereafter be amended or supplemented, and in the short-form base shelf prospectus dated October 22, 2020 included therein, under the headings “Legal Matters” and “Legal Matters and Interest of Experts”.

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/ Goodmans LLP

Goodmans LLP
Toronto, Ontario
December 1, 2020